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                                                                   EXHIBIT 99.5

                              DESKTOP DATA, INC.

                                                               January 28, 1998

Dear Stockholder:

  As most of you are aware, Desktop Data, Inc. ("Desktop") has entered into an agreement to combine with Individual, Inc. ("Individual") in a strategic business combination (the "Merger"). At our Special Meeting on Tuesday, February 24, 1998, you will be asked to consider and vote upon: (i) the Agreement and Plan of Merger and Reorganization dated November 2, 1997 (the "Agreement"), between Desktop and Individual, relating to the proposed Merger and the issuance of shares of the Common Stock, par value $0.01 per share, of Desktop (the "Desktop Common Stock") to the stockholders of Individual pursuant to the Agreement, (ii) an amendment to the Amended and Restated Certificate of Incorporation of Desktop (the "Certificate") to change the corporate name of Desktop to "NewsEDGE Corporation," subject to and upon consummation of the Merger, (iii) an amendment to the Certificate to increase the authorized shares of Desktop Common Stock reserved for issuance from 15,000,000 to 35,000,000 shares, subject to and upon consummation of the Merger, (iv) an amendment to the Desktop 1995 Stock Plan to increase the number of shares of the Desktop Common Stock to be reserved for issuance thereunder from 1,625,000 to 4,125,000 shares, subject to and upon consummation of the Merger; and (v) amendments to the Desktop 1995 Employee Stock Purchase Plan, including the increase in the number of shares of the Desktop Common Stock reserved for issuance thereunder from 175,000 to 500,000 shares, subject to and upon consummation of the Merger. Each of the foregoing proposals is described more fully in the accompanying Prospectus/Joint Proxy Statement.

  After careful consideration, Desktop's Board of Directors has unanimously approved the Agreement and the transactions contemplated thereby and recommends that you vote for each of the foregoing proposals. The Board of Directors of Desktop believes the Merger offers Desktop and its stockholders a number of important benefits including: (i) the potential to realize long-term improved operating and financial results and a stronger competitive position than Desktop might achieve independently; (ii) a strategic fit between the customized news integration businesses and services which each company has independently developed; and (iii) greater opportunities to develop business relationships and license content and technology. In this way, the Merger could provide Desktop with the range of products and services required to play a defining role in the market for customized news integration services for business information. Following the Merger, based on the shares of Individual Common Stock, par value $.01 per share (the "Individual Common Stock"), and Desktop Common Stock outstanding as of January 9, 1998, the former holders of Individual Common Stock will hold 48.6% of the common stock of the consolidated entity composed of Desktop and Individual together (the "Combined Company Common Stock"), and the holders of Desktop Common Stock prior to the Merger will hold 51.4% of the Combined Company Common Stock.

  All stockholders are invited to attend the Special Meeting in person. The approval of the Agreement and the Merger and the amendments to the Certificate require the affirmative vote of a majority of the outstanding shares entitled to vote regarding such proposal. All other proposals require the affirmative vote of a majority of the total votes cast regarding such proposals.

  STOCKHOLDERS ARE URGED TO REVIEW CAREFULLY THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS/JOINT PROXY STATEMENT, INCLUDING IN PARTICULAR THE INFORMATION UNDER THE CAPTIONS "RISK FACTORS," "DESKTOP DATA, INC. SPECIAL MEETING--RECOMMENDATIONS OF DESKTOP BOARD OF DIRECTORS," "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS--JOINT REASONS FOR THE MERGER" AND "-- DESKTOP'S REASONS FOR THE MERGER" PRIOR TO MAKING ANY VOTING DECISION.

  Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares.
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You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may
vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Donald L. McLagan
                                          Chairman, President and Chief
                                           Executive Officer

Burlington, Massachusetts

                  YOUR PROXY IS IMPORTANT-PLEASE VOTE PROMPTLY


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